Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
R.J. Reynolds Tobacco Holdings, Inc.:

We consent to the use of our report dated January 30, 2004 with respect to the consolidated balance sheets of R.J. Reynolds Tobacco Holdings, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

Our report refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Greensboro, North Carolina
March 8, 2004